Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of National Commerce Corporation of our report dated February 20, 2015 with respect to the consolidated financial statements of National Commerce Corporation and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014.

/s/PORTER KEADLE MOORE, LLC

Atlanta, Georgia

November 2, 2015